CLIPPER FUND(TM)

                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD MAY 23, 1997

To Our Shareholders:

    Clipper Fund(TM)'s investment adviser, Pacific Financial Research, Inc. (PFR), has agreed to join United Asset Management Corporation ("UAM"), a publicly held financial services holding company. PFR's affiliation with UAM brings to 48 the number of investment management firms held by UAM with assets in excess of 180 billion dollars. Under the terms of this affiliation, PFR will retain complete independence of operation with no change in investment philosophy or personnel. All of the key personnel of PFR have signed long-term employment contracts with UAM and retain a significant economic interest in the performance of the Clipper Fund.(TM)

    Approval of a new advisory agreement, identical in all terms to the present one, is a legal requirement for the "new" PFR to manage Clipper Fund(TM) with the same people and investment philosophy as in the past. Your approval of that new agreement will be appreciated. A Special Meeting of Shareholders of the Fund will be held, on May 23, 1997, at 10:00 a.m., Pacific Time, at its principal offices, 9601 Wilshire Boulevard, Suite 800, Beverly
Hills, California 90210, for you to consider and vote upon this matter, which is more fully described in the accompanying Proxy
Statement and is incorporated into this notice by reference.

    The Board of Directors has fixed the close of business on March 21, 1997 as the record date for the determination of shareholders entitled to vote at the Special Meeting and to receive notice thereof. If you can not be present at the meeting, we urge you to fill in, date, sign, and promptly return the enclosed proxy in order that the meeting can be held and a maximum number of shares can be voted.

    The Board of Directors recommends that you vote in favor of the proposal.

                              By Order of the Board of Directors


                              /s/
                              James H. Gipson
                              Chairman & President
April 20, 1997

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           IMPORTANT--WE NEED YOUR PROXY VOTE IMMEDIATELY.
  PLEASE FILL IN, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED WITHIN THE UNITED STATES. WE APPRECIATE YOUR COOPERATION.
-----------------------------------------------------------------------

                             CLIPPER FUND(TM)

                             PROXY STATEMENT

                     SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD MAY 23, 1997

    This Proxy Statement is furnished in connection with a solicitation of proxies by the Board of Directors of Clipper Fund(TM) (the "Fund") for use at the Special Meeting of Shareholders of the Fund, to be held on Friday, May 23, 1997, at 10:00 a.m., Pacific Time, at its principal offices, at 9601 Wilshire Boulevard, Suite 800, Beverly Hills, California 90210, for the purpose set forth in the accompanying Notice of Special Meeting of Shareholders. Shareholders of record at the close of business on March 21, 1997 will be entitled to receive notice thereof and to vote at the Special Meeting. This proxy statement will be mailed to shareholders on or about April 20, 1997. At the meeting, shareholders will be asked:

    1. To approve or disapprove a new investment advisory agreement between the Clipper Fund(TM) and PF Newco, Inc. DBA Pacific
        Financial Research pursuant to which PF Newco, Inc. will act as adviser with respect to the assets of the Fund, to become effective upon the acquisition of the assets of Pacific Financial Research, Inc. ("PFR") by United Asset Management Corporation, ("UAM"), the terms of which are exactly the same as the existing advisory contract; and

    2. To transact such other business as may properly come before the meeting.

    Each share of capital stock is entitled to one vote. The required quorum for the transaction of business at the meeting is the presence in person or by proxy of a majority of the shares entitled to vote at the meeting of shareholders.

    Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon, if no specification is made, then according to the recommendation of the Board of Directors in this Proxy Statement. Even if the enclosed form of proxy is executed and returned, it nevertheless may be revoked by giving another proxy or by a writing delivered to the Fund. This revocation must show the shareholder's name and account number and must be received prior to the voting at the meeting to be effective. In addition, a shareholder attending the meeting in person, who wishes to do so, may vote by ballot, at the meeting, thereby canceling any proxy previously given. The Fund had 8,312,058 shares of capital stock outstanding as of March 21, 1997.

    The Fund will request broker-dealer firms, custodians, nominees, and fiduciaries to forward the proxy materials to the beneficial owners of record of the Fund. PFR has agreed to reimburse such entities for their reasonable expenses incurred with such proxy solicitation. In addition to the solicitation of proxies by mail, officers of the Fund may solicit proxies in person or by telephone. The costs associated with such solicitation and the meeting will also be borne by PFR.

    Copies of the Fund's most recent annual report and/or quarterly report may be obtained from the Fund at no charge by writing or telephoning the Fund at its principal executive offices at 9601 Wilshire Boulevard, Suite 800, Beverly Hills, CA 90210, telephone (800) 776-5033, attention: Michele Smith.

                         PRINCIPAL SHAREHOLDERS

The following is information known to the Fund regarding shareholders who own beneficially five percent or more of the outstanding shares of capital stock of the Fund as of March 21, 1997:

                                          Number of
                                        Shares Owned         Percent
     Name and Address                     of Record          of Class
     ----------------                  --------------      ------------
     Charles Schwab & Co. Inc. (1)        1,215,846            14.6%
     Attention: Mutual Fund Dept.
     101 Montgomery Street
     San Francisco, CA 94104-4122

     Hewitt Associates (2)                  695,172             8.4%
     100 Half Day Road
     Lincolnshire, IL 60069-3258

     FMC Corporation (3)                    556,347             6.7%
     200 E. Randolph Street
     Chicago, IL 60601-6436

     Long-Term Investment Pool              479,577             5.8%
     State University of Iowa Foundation
     P.O. Box 4550
     Iowa City, IA 52244-4550

-----------------------
(1) Charles Schwab & Co. Inc. is the nominee account for many individual shareholder accounts; the Fund is not aware of the size or identity of any of the individual accounts.

(2) Hewitt Associates is the trustee for four company sponsored retirement plans: Money Purchase Pension Plan; Deferred
     Compensation Plan; HR10 Trust and a Pension Plan. All four plans have the same address.

(3)  FMC Corporation has four company sponsored retirement plans:
     Salary Employee Master Trust; Defense Retiree Medical 401(H)
     Trust; Employee Services Corp. Benefit Trust; and Defense
     Retiree Medical 401(H) Trust, Hourly.

PROPOSAL 1.    APPROVAL OR DISAPPROVAL OF A NEW INVESTMENT
               ADVISORY AGREEMENT

General.

    The Meeting has been called for the purpose of considering a new advisory agreement for the Fund as a result of a proposed transaction (the "Proposed Transaction") whereby UAM would acquire substantially all of the assets of PFR, the current investment adviser of the Fund. UAM would then contribute such assets to a wholly owned subsidiary of UAM, PF Newco, Inc., which would carry on the business of PFR under PFR's current name. (PFR and PF Newco, Inc. are hereinafter sometimes collectively referred to herein as the "Adviser"). The Proposed Transaction represents an ownership change and, as such, has the effect of terminating the existing advisory agreement. Accordingly, shareholders are being asked to approve a new advisory agreement (the "New Advisory Agreement") embodying exactly the same terms and fees with PFR under its new ownership. The Fund's Board of Directors has approved the New Advisory Agreement, subject to approval by the shareholders of the Fund, to become effective on the consummation of the Proposed Transaction.

Existing Advisory Agreement.

    PFR currently serves as adviser for the Fund under an investment advisory agreement (the "Existing Advisory Agreement") dated March 21, 1997. The Existing Advisory Agreement provides for its automatic termination in the event of a legal assignment. A change in ownership of PFR, as the Adviser to the Fund, would constitute a legal assignment for this purpose. The Board of Directors of the Fund, including a majority of the "non-interested" Directors, most recently approved the continuation of the Existing Advisory Agreement on March 21, 1997. Under the Existing Advisory Agreement, PFR is entitled to receive from the Fund fees at an annual rate of 1% of the Fund's average daily net assets.

New Advisory Agreement.

    Except for different effective and termination dates, the terms of the New Advisory Agreement are identical in all aspects to the terms of the Existing Advisory Agreement. A form of the New Advisory Agreement is attached to this Proxy Statement, as Exhibit A, and the description set forth in this Proxy Statement of the New Advisory Agreement is qualified in its entirety by reference to Exhibit A.

    Under the New Advisory Agreement, the Adviser will provide certain investment advisory services to the Fund, including deciding which securities will be purchased and sold by the Fund, when such purchases and sales are to be made, and arranging for such purchases and sales, all in accordance with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and any rules thereunder, the governing documents of the Fund, the fundamental policies of the Fund, as reflected in its registration statement, and any policies and determinations of the Board of Directors of the Fund.

    As compensation for its services to the Fund under the New Advisory Agreement, the Adviser will be entitled to receive from the Fund fees calculated at the same rate as those charged under the Existing Advisory Agreement described above. The New Advisory Agreement will continue in effect for two years from its effective date, and will continue in effect thereafter for successive annual periods, provided its continuance is specifically approved at least annually by (1) a majority vote, cast in person at a meeting called for that purpose, of the Fund's Board of Directors or (2) a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act and the rules thereunder) of the Fund, and
(3) in either event by a majority of the Directors who are not parties to the New Advisory Agreement or interested persons of the Fund or any such party. The New Advisory Agreement provides that it may be terminated at any time, without penalty, by either party upon 60 days written notice, provided that such termination by the Fund shall be directed or approved by a majority vote of the Board of Directors of the Fund, including a majority of the disinterested directors, or by a vote of holders of a majority of the shares of the Fund.

    The Adviser will provide, at its expense, personnel to serve as officers of the Fund who are affiliated persons of the Adviser, and office space, facilities and equipment for carrying out its duties under the New Advisory Agreement. The Adviser will continue to be responsible for the following expenses incurred by the Fund:
(i) the compensation of any of the Fund's directors, officers and employees who are interested persons of the Investment Adviser or its affiliates (other than by reason of being directors, officers or employees of the Fund), and (ii) expenses of printing and distributing the Fund's Prospectus, Statement of Additional Information and periodic financial reports to persons other than current shareholders of the Fund, and sales and advertising materials.

    The Fund is responsible for payment of all of its other expenses including (i) brokerage and commission expenses, (ii) Federal, state or local taxes, including issue and transfer taxes, incurred by or levied on the Fund, (iii) interest charges on borrowings, (iv) compensation of any of the Fund's directors, officers or employees who are not interested persons of the Adviser or its affiliates (other than by reason of being directors, officers or employees of the Fund), (v) charges and expenses of the Fund's custodian, transfer agent and registrar, (vi) all costs associated with shareholders meetings and the preparation and dissemination of proxy solicitation materials, except for meetings called solely for the Adviser's benefit, (vii) legal and auditing expenses, (viii) payment of all investment advisory fees (including the fee payable to the Adviser under this Contract), (ix) insurance premiums on the Fund's property and personnel, including the fidelity bond and liability insurance for officers and directors,
(x) printing and mailing of all reports, including semi-annual and annual reports, prospectuses and statements of additional information to existing shareholders, (xi) fees and expenses of registering the Fund's shares under the Federal securities laws and of qualifying its shares under applicable state securities laws, including expenses attendant upon renewing and increasing such registrations and qualifications, (xii) accounting and bookkeeping costs and expenses necessary to maintain the Fund's books and records as required by the 1940 Act, including the pricing of the Fund's portfolio securities and the calculation of its daily net asset value, (xiii) organizational expenses, and (xiv) any extraordinary and non-recurring expenses, except as otherwise prescribed herein.

UAM Acquisition.

    UAM, PFR, and the shareholders of PFR have entered into an acquisition agreement which contemplates that UAM will purchase substantially all of the assets of PFR, including advisory contracts, client lists, prospect lists, books, records, all good-will associated with the assets being sold, and the exclusive right to use the name Pacific Financial Research, Inc., as all or part of a trade or corporate name. The total purchase price is approximately $127 million, payable in a combination of cash, promissory notes, and warrants to purchase UAM stock, and is subject to certain pre-closing adjustments and conditions.

    In connection with the proposed UAM affiliation, the acquisition agreement contemplates that key personnel of PFR will enter into long-term employment agreements with PF Newco, Inc., thus assuring that PF Newco, Inc. will continue to operate with its same investment personnel and officers. No change in PFR's investment style, method of operation, or the location where it conducts its business are contemplated as a result of the UAM merger. In addition, the former shareholders of PFR have entered into an agreement with PF Newco, Inc. and UAM giving such persons a substantial stake in PF Newco, Inc. and granting them complete autonomy in the investment management process and its operations.

    UAM, PF Newco, Inc. and the principals of the Adviser have also agreed to enter into a revenue sharing agreement under which UAM and PF Newco, Inc. will share in the Adviser's revenues. That agreement is intended to allow the key personnel of PF Newco, Inc. to participate in its growth in a substantial manner and make operating decisions freely within the limits of PF Newco, Inc.'s share of revenues. The revenue sharing agreement recites that PF Newco, Inc. key personnel will continue to have authority over the investment process and is intended to ensure that the Adviser will continue to operate with the same investment personnel and officers.

    Section 15(f) of the 1940 Act provides that when a change in control of an investment adviser occurs, the investment adviser or any of its affiliated persons may receive any amount or benefit in connection therewith provided two conditions are satisfied. First, no "unfair burden" may be imposed on the investment company as a result of the transaction relating to the change of control, or any express or implied terms, conditions or understandings applicable thereto. The term "unfair burden," as defined in the 1940 Act, includes any arrangement during the two-year period after the change in control whereby the investment adviser (or predecessor or successor adviser), or any interested person of any such adviser, receives or is entitled to receive any compensation, directly or indirectly, from the investment company or its security holders (other than fees for bona fide investment advisory or other services) or from any person in connection with the purchase or sale of securities or other property to, from, or on behalf of the investment company (other than fees for bona fide principal underwriting services). No such compensation arrangements are contemplated in the Proposed Transaction. In the Acquisition Agreement, PFR and PF Newco, Inc. have agreed to use their best efforts to ensure that the Proposed Transaction will not cause the imposition of an unfair burden on the Fund. The second condition is that, during the three year period immediately following the consummation of the transaction, at least 75% of the investment company's board of directors must not be "interested persons" of the investment adviser or predecessor investment adviser within the meaning of the 1940 Act. In the Acquisition Agreement PFR and PF Newco, Inc. have agreed to use their best efforts to ensure that the second condition is met.

    There are a number of conditions precedent to the closing of the Proposed Transaction. Such conditions include, among other things, that all regulatory filings, applications and notifications and all third-party consents will have been duly and properly made or obtained, and that consents will have been obtained from a specified percentage of PFR's current clients, including the Fund among others, as required by applicable law. If the conditions for the Proposed Transaction are not met and the acquisition is not completed, the Existing Advisory Agreement will remain in effect. In the event the acquisition is completed but the New Advisory Agreement is not approved by the Fund's Shareholders, the Directors will promptly seek to enter into a New Advisory Agreement for the Fund, subject to approval by the Fund's shareholders.

    During the fiscal year ended December 31, 1996, the Fund paid
PFR $4,745,682 in Advisory fees under the Existing Advisory Agreement.

Additional Information.

    PFR, a California corporation, whose principal executive offices are at 9601 Wilshire Boulevard, Suite 800, Beverly Hills, CA 90210, is registered as an investment adviser with the Securities and Exchange Commission, under the Investment Advisers Act of 1940 (the "Advisers Act"). After the acquisition, PF Newco, Inc., a wholly owned subsidiary of UAM, will be registered as an investment adviser under the Adviser's Act, have the same address as and employ the same the same key personnel as PFR did previously. UAM is a New York Stock Exchange listed holding company principally engaged, through affiliated firms, in providing investment management services and acquiring investment management firms such as PFR. As of March 1997, the UAM group had collectively more than $180 billion of assets under management.
The investment management firms that comprise the UAM group are located throughout the United States. UAM strives for diversification in the variety of asset classes with regard to which its investment advisory subsidiaries provide investment management services. UAM's corporate headquarters is located at One International Place, Boston, Massachusetts 02110.

PFR's principal executive officers and directors are shown below.
The address of each, as it relates to their duties at PFR, is the same as that of PFR.

 Name and Position with PFR                      Principal Occupation
----------------------------                    ----------------------
James H. Gipson                                 Principal and Portfolio Manager
  Chairman, President, & Portfolio Manager
Michael C. Sandler                              Principal and Portfolio Manager
  Director, Vice President, & Portfolio Manager
Douglas W. Grey                                 Principal and Portfolio Manager
  Director, Vice President, & Portfolio Manager
Bruce G. Veaco                                  Principal and Portfolio Manager
  Director, Vice President, Chief Financial Officer,
  Secretary & Portfolio Manager
Peter J. Quinn                                  Principal and Portfolio Manager
  Vice President & Portfolio Manager

Mssrs. Gipson and Sandler are also Directors of the Fund. All of the above may be reached c/o Pacific Financial Research, 9601
Wilshire Boulevard, Suite 800, Beverly Hills, CA 90210.

Directors' Consideration.

    The Board of Directors of the Fund believes that the terms of the New Advisory Agreement are fair to, and in the best interest of, the Fund and its shareholders. The Board of Directors, including all of the non-interested Directors, recommend approval by the shareholders of the New Advisory Agreement between PF Newco, Inc. and the Fund. In making this recommendation, the Directors carefully have evaluated the experience of the Adviser s key personnel in institutional investing, the quality of services the Adviser is expected to provide to the Fund, and the compensation proposed to be paid to the Adviser, and have given careful consideration to all factors deemed to be relevant to the Fund, including, but not limited to: (1) the fee and expense rations of comparable mutual funds; (2) the performance of the Fund since commencement of operations; (3) the nature and quality of the services expected to rendered to the Fund by the Adviser; (4) the distinct investment objective and policies of the Fund; (5) that the proposed New Advisory Agreement will be at the same rate as the compensation now payable by such Fund to PFR under the Existing Advisory Agreement; (6) that the terms of the Existing Advisory Agreement will be unchanged under the New Advisory Agreement except for different effective and termination dates; (7) the history, reputation, qualification and background of the Adviser and UAM, as the qualifications of their personnel and their respective financial conditions; (8) the commitment of the parties to the Acquisition Agreement to pay or reimburse the Fund for expenses it incurred in connection with the Proposed Transaction; (9) PFR s investment performance record; (10) the amount, significance and nature of the soft dollar benefits, such as research, received by PFR and expected to be received by PF Newco, Inc. from brokers as a result of the Adviser s relationship with the Fund; (11) the benefits expected to be realized as a result of the Adviser s affiliation with UAM, including the resources of UAM that would be available to the Adviser; and (12) other factors deemed relevant.
    The Adviser has advised the Board of Directors that it expects that there will be no diminution in the scope and quality of advisory services provided to the Fund as a result of the Proposed Transaction. Accordingly, the Board of Directors believe the services under the New Advisory Agreement will be equal or superior to those it currently receives under the Existing Advisory Agreement, at the same fee levels.

Recommendation and Required Vote.

    At the meeting, shareholders of the Fund will vote on the proposed New Advisory Agreement. The Board of Directors of the Fund recommend that the shareholders approve the New Advisory Agreement. The affirmative vote of the holders of a majority of the outstanding shares is required to approve the New Advisory Agreement. "Majority" for this purpose under the 1940 Act means the lesser of (i) 67% of the shares represented at the meeting if more than 50% of such outstanding shares are represented, or (ii) more than 50% of such outstanding shares. Abstentions will count as votes present at the meeting. Broker non-votes, however, will not count as votes present.

THE BOARD OF DIRECTORS OF THE FUND RECOMMEND THAT SHAREHOLDERS OF
THE FUND APPROVE THE NEW ADVISORY AGREEMENT AND THAT PF NEWCO,
INC. BE NAMED AS ADVISER.

Additional Information on the Fund and PF Newco, Inc.

    James H. Gipson is the Chairman and President of the Fund, and holds the same positions with PFR. Mr. Gipson will hold the same positions with the Adviser after the acquisition. Michael C. Sandler is a Director and Vice President of the Fund and holds the same positions with PFR. Mr. Sandler will hold the same positions with the Adviser after acquisition, but will resign as a Director of the Fund, upon the acquisition of PFR by UAM, to satisfy the requirement that after the proposed transaction at least 75% of the Directors be independent. Michael Kromm is the Secretary and Treasurer of the Fund, and is the Operations Manager for PFR. Mr. Kromm will hold the same positions with the Adviser and the Fund after the acquisition.

Proposal 2   OTHER MATTERS

    No other business than the matters described above is expected to come before the meeting, but should any other matter requiring a vote of the shareholders arise, including any question as to adjournment of the meeting, the person named in the enclosed proxy will vote there on according to their best judgement in the interest of the Fund.

Dated:  April 20, 1997

IN ORDER THAT THE PRESENCE OF A QUORUM AT THE MEETING MAY BE
ASSURED, PLEASE PROMPTLY EXECUTE AND RETURN THE ENCLOSED PROXY. A
SELF-ADDRESSED, POSTAGE-PAID ENVELOPE IS ENCLOSED FOR YOUR
CONVENIENCE. THANK YOU FOR YOUR COOPERATION.

EXHIBIT LIST

Exhibit A        Form of New Advisory Agreement


                                EXHIBIT A
                      INVESTMENT ADVISORY CONTRACT

INVESTMENT ADVISORY CONTRACT, made as of this 29th day of May, 1997 between the CLIPPER FUND, INC, a California corporation (hereinafter called the "Fund"), and PF Newco, Inc., DBA PACIFIC FINANCIAL RESEARCH (hereinafter called the "Investment Adviser"), a Massachusetts Corporation, a wholly owned subsidiary of United Asset Management Corporation.

    WHEREAS, the Fund is organized as an open-end, non-diversified management company, registered under the Investment
Company Act of 1940, as amended (the "1940 Act"), for the purpose of investing its assets in securities, and

    WHEREAS, the Fund desires to retain the Investment Adviser to render various investment advisory, operational, statistical, accounting and clerical services to the Fund, and the Investment
Adviser is willing to render such services.

    NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

    1. Appointment of Investment Adviser. Effective immediately, the Fund hereby appoints the Investment Adviser to act as investment adviser to the Fund for the period and on the terms set forth herein. The Investment Adviser accepts such appointment and agrees to render the services set forth herein, for the compensation provided herein.

    2. Duties of the Fund. The Fund shall at all times keep the Investment Adviser fully informed of the securities owned, the funds available and to become available for investment, and generally as to the condition of its affairs. The Fund shall furnish the Investment Adviser with a signed copy of each report prepared by the Fund's independent public accountants and with such other documents and information as the Investment Adviser may from time to time reasonably request.

    3. Duties of Investment Adviser. Subject to the supervision of the Board of Directors of the Fund, the Investment Adviser shall manage the investment operations of the Fund and the composition of its portfolio, including the purchase, retention and disposition of securities, in accordance with the Fund's investment objectives and policies as stated in the Fund's Prospectus and Statement of Additional Information (as amended or supplemented from time to time) and subject to the following understandings:

        (a) The Investment Adviser shall provide supervision of the Fund's investments, furnish a continuous investment program for the Fund, determine from time to time what securities will be purchased, retained or sold by the Fund and what portion of the assets will be invested or held uninvested as cash.

        (b) The Investment Adviser shall use the same skill and care in the management of the portfolio of the Fund as it uses in the administration of other portfolios for which it has investment responsibility.

        (c) The Investment Adviser, in the performance of its duties and obligations under this Contract, shall act in conformity with the Fund's Articles of Incorporation, By-Laws, Prospectus and Statement of Additional Information and shall conform to and comply with the requirements of the 1940 Act and all other applicable Federal and state laws and regulations.

        (d) The Investment Adviser, its officers and employees shall not make loans for the purpose of purchasing or carrying shares of capital stock of the Fund or make loans to the Fund.

        (e) The Investment Adviser shall place orders for the purchase or sale of securities either directly with the issuer or with any broker or dealer who specializes in the securities owned by the Fund. In providing the Fund with investment supervision, it is recognized that the Investment Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of this policy, the Investment Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which other clients of the Investment Adviser may be a party. It is understood that it is desirable for the Fund that the Investment Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers, and that the allocation of Fund brokerage to such brokers in exchange for access to such research and analysis may result in higher brokerage costs to the Fund than would be the case if brokerage were allocated exclusively on the basis of seeking the most favorable price and efficient execution. Therefore, the Investment Adviser is authorized to pay higher brokerage commissions for the purchase and sale of securities for the Fund to brokers who provide such research and analysis, subject to review by the Fund's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Investment Adviser in connection with its services to other clients.

    On occasions when the Investment Adviser deems the purchase or sale of a security to be in the best interest of the Fund as well as other clients, the Investment Adviser, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

        (f) The Investment Adviser shall provide all statistical, economic and financial information reasonably required by the Fund and reasonably available to the Investment Adviser; and shall provide persons satisfactory to the Fund's Board of Directors to act as officers and employees of the Fund. Such officers and employees, as well as certain directors of the Fund, may be directors, officers or employees of the Investment Adviser.

        (g) The Investment Adviser shall maintain all books and records required by paragraph (b) (5), (6), (7), (9), (10) and
             (11) and paragraph (f) of Rule 31a-1 under the 1940 Act with respect to the Fund's securities transactions and shall render to the Fund's Board of Directors such periodic and special reports as the Board may reasonably request.

        (h) The Investment Adviser shall provide the Custodian of the Fund's securities on each business day with a list of trades for that day.

        (i) The Investment Adviser may act as an investment adviser to other persons, firms or corporations (including investment companies), and has numerous Advisory clients besides the Fund.

    4.  Expenses.

        (a) The Investment Adviser is responsible for the following expenses incurred by the Fund: (i) the compensation of any of the Fund's directors, officers and employees who are interested persons of the Investment Adviser or its affiliates (other than by reason of being directors, officers or employees of the Fund), and (ii) expenses of printing and distributing the Fund's Prospectus, Statement of Additional Information and periodic financial reports to persons other than current shareholders of the Fund, and sales and advertising materials.

        (b) The Fund is responsible and has assumed the obligation for payment of all of its other expenses including (i) brokerage and commission expenses, (ii) Federal, state or local taxes, including issue and transfer taxes, incurred by or levied on the Fund, (iii) interest charges on borrowings, (iv) compensation of any of the Fund's directors, officers or employees who are not interested persons of the Investment Adviser or its affiliates (other than by reason of being directors, officers or employees of the Fund), (v) charges and expenses of the Fund's custodian, transfer agent and registrar, (vi) all costs associated with shareholders meetings and the preparation and dissemination of proxy solicitation materials, except for meetings called solely for the Investment Adviser's benefit, (vii) legal and auditing expenses, (viii) payment of all investment Advisory fees (including the fee payable to the Investment Adviser under this Contract), (ix) insurance premiums on the Fund's property and personnel, including the fidelity bond and liability insurance for officers and directors, (x) printing and mailing of all reports, including semi-annual and annual reports, prospectuses and statements of additional information to existing shareholders,
             (xi) fees and expenses of registering the Fund's shares under the Federal securities laws and of qualifying its shares under applicable state securities laws, including expenses attendant upon renewing and increasing such registrations and qualifications, (xii) accounting and bookkeeping costs and expenses necessary to maintain the Fund's books and records as required by the 1940 Act, including the pricing of the Fund's portfolio securities and the calculation of its daily net asset value, (xiii) organizational expenses and (xiv) any extraordinary and non-recurring expenses, except as otherwise prescribed herein.

        (c) To the extent the Investment Adviser incurs any costs or performs any services which are an obligation of the Fund, as set forth herein, the Fund shall promptly reimburse the Investment Adviser for such costs and expenses. To the extent the services for which the Fund is obligated to pay are performed by the Investment Adviser, the Investment Adviser shall be entitled to recover from the Fund only to the extent of the Investment Adviser's actual costs for such services, including the costs of personnel, office space, and other facilities applicable to the furnishing of such services.

    5. Books and Records. The Investment Adviser agrees that all records which it maintains for the Fund are the property of the Fund, and it will surrender promptly to the Fund any such records upon the Fund's request. The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by Rule 31a-1 under the 1940 Act.

    6. Investment Adviser's Fee. For the services provided by the Investment Adviser under the Contract, the Investment Adviser shall receive from the Fund a management fee equal to 1% per annum of the Fund's average daily net asset values. The management fee shall be accrued daily in computing the net asset value of a share for the purpose of determining the offering and redemption price per share, and shall be paid to the Investment Adviser at the end of each month. The Investment Adviser shall reduce the fees payable to it under this Contract to the extent required under the most stringent expense limitation applicable to the Fund imposed by any state in which shares of beneficial interest of the Fund are qualified for sale. The Investment Adviser may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Contract and may agree to pay expenses which are the responsibility of the Fund under this Contract. Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Investment Adviser hereunder or to continue future payments.

    7. Limitation of Liability. The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matter to which this Contract relates, except for liability resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Contract. The Fund shall indemnify the Investment Adviser from and against liability, including, but not limited to, expenses incurred in defending against the same, except for liability to which the Investment Adviser is subject pursuant to the preceding sentence, to the extent permitted by applicable law.
            The obligations of the Fund are not binding upon any of the Directors, officers or shareholders of the Fund individually, but are binding only upon the assets and property of the Fund, and no resort shall be had to the private property of any such Director, officer or shareholder for the satisfaction of any obligation or claim hereunder.

    8. Duration and Termination. This Contract, unless sooner terminated as provided herein, shall continue in effect until March 31, 1998. This Contract shall continue in effect thereafter for successive periods not exceeding one year, provided that such continuance is specifically approved at least annually (i) by the Fund's Board of Directors or by a vote of a majority of the outstanding voting securities of the Fund (as defined in the 1940
        Act) and (ii) by a majority of the Fund's Board of Directors who are not parties to the Contract or interested persons of any such party, by vote cast in person at a meeting called for the purpose of voting on such approval.

    The Contract is terminable on 60 days' written notice by vote of a majority of the Fund's outstanding shares (as defined in the 1940 Act) or by vote of a majority of the Fund's entire Board of Directors, or by the Investment Adviser on 60 days written notice, and shall automatically terminate in the event of its assignment (as defined in the 1940 Act.)

    9. Amendment of Contract. This Contract constitutes the entire agreement between the parties hereto. This Contract may be amended only with the approval of the holders of a majority of the outstanding shares of the Fund, as defined in the 1940 Act.

   10. Governing Law. This Contract shall be governed by and construed in accordance with the laws of the State of California, without reference to principles of conflicts of law; provided, however, that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or regulation of the Securities and Exchange Commission thereunder.

   11. Miscellaneous. The captions in this Contract are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

    IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year above written.

                                   CLIPPER FUND, INC.


                                   By:/s/ James H. Gipson
                                   Chairman and President

ATTEST:/s/ Michael Kromm
Secretary/Treasurer
                                   PF NEWCO, INC., DBA
                                   PACIFIC FINANCIAL RESEARCH

                                   (CORPORATE SEAL) By:/s/ James H. Gipson
                                   President

ATTEST:/s/ Bruce G. Veaco
Secretary/Chief Financial Officer